Exhibit 23.2

                   Consent of Independent Public Accountants

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement to the Registration Statements on Form S-3 (File No. 333-44185), Form S-4 (File No. 333-44187), and Form S-8 (File No. 333-24803,
No. 333-33191 and No. 333-43901) of Iron Mountain Incorporated and to the incorporation by reference therein of our report dated February 23, 1998, with respect to the consolidated financial statements of Arcus Technology Services, Inc. for the year ended December 31, 1997, included in this Current Report on Form 8-K filed with the Securities and Exchange Commission.


                                                 ERNST & YOUNG LLP



Dallas, Texas
March 4, 1998